Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Silver Bull Resources, Inc., formerly known as Metalline Mining Company, on Form S-3 (File Nos. 333-154631, 333-172868 and 333-172789), Form S-8 (File No. 333-34226),  and Form S-8 (File No. 333-140588), of our reports dated January 13, 2011 relating to the audit of the consolidated financial statements and internal control over financial reporting for the years ending October 31, 2010 and 2009, appearing in the Annual Report on Form 10-K of Silver Bull Resources, Inc., formerly known as Metalline Mining Company, for the year ended October 31, 2010.

/s/ HEIN & ASSOCIATES LLP
HEIN & ASSOCIATES LLP

Denver, Colorado
May 16, 2011